INVESTMENT AGREEMENT



                                   dated as of


                                January 12, 2001


                                      among


                             DATAWATCH CORPORATION,


                                 WC CAPITAL, LLC


                                       and

                          CARNEGIE HILL ASSOCIATES, LLC


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                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE 1

                                   DEFINITIONS

SECTION 1.01.              Definitions........................................1

                                    ARTICLE 2

                                PURCHASE AND SALE

SECTION 2.01.              Purchase and Sale..................................5
SECTION 2.02.              Closing............................................5
SECTION 2.03.              Legending of Securities............................5

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.              Corporate Existence and Power......................6
SECTION 3.02.              Corporate Authorization............................6
SECTION 3.03.              Governmental Authorization.........................7
SECTION 3.04.              Non-contravention..................................7
SECTION 3.05.              Capitalization.....................................7
SECTION 3.06.              Subsidiaries.......................................8
SECTION 3.07.              SEC Filings........................................8
SECTION 3.08.              Financial Statements...............................9
SECTION 3.09.              Absence of Certain Changes.........................9
SECTION 3.10.              No Undisclosed Material Liabilities...............10
SECTION 3.11.              Litigation........................................10
SECTION 3.12.              Compliance with Laws..............................11
SECTION 3.13.              Finders' Fees.....................................11
SECTION 3.14.              Employee Benefit Plans............................11
SECTION 3.15.              Taxes.............................................12
SECTION 3.16.              Environmental Matters.............................13
SECTION 3.17.              Title to Properties...............................14
SECTION 3.18.              Intellectual Property.............................14
SECTION 3.19.              Significant Agreements............................15

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                                                                            Page

SECTION 3.20.              Exemption from Registration.......................16

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

SECTION 4.01.              Organization......................................16
SECTION 4.02.              Power and Authorization...........................16
SECTION 4.03.              Finders' Fees.....................................17
SECTION 4.04.              Purchase for Investment...........................17
SECTION 4.05.              Disclosure of Information.........................17
SECTION 4.06.              Restricted Securities.............................17

                                    ARTICLE 5

                              CONDITIONS TO CLOSING

SECTION 5.01.              Conditions to the Obligations of the Purchasers...17
SECTION 5.02.              Conditions to the Obligations of the Company......21

                                    ARTICLE 6

                            COVENANTS OF THE COMPANY

SECTION 6.01.              Notices of Certain Events.........................21
SECTION 6.02.              Registration Rights...............................22
SECTION 6.03.              Access to Book and Records........................22

                                    ARTICLE 7

                              ADDITIONAL COVENANTS

SECTION 7.01.              Board Representation; Committees..................22
SECTION 7.02.              Reports...........................................23
SECTION 7.03.              Preemptive Rights.................................24
SECTION 7.04.              Fees and Expenses.................................26
SECTION 7.05.              Use of Proceeds...................................26

                                    ARTICLE 8

                                   TERMINATION

SECTION 8.01.              Grounds for Termination...........................27

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                                                                            Page

SECTION 8.02.              Effect of Termination.............................27

                                    ARTICLE 9

                                  MISCELLANEOUS

SECTION 9.01.              Notices...........................................27
SECTION 9.02.              Survival..........................................29
SECTION 9.03.              Amendments and Waivers............................29
SECTION 9.04.              Successors and Assigns............................29
SECTION 9.05.              Governing Law.....................................29
SECTION 9.06.              Counterparts; Third Party Beneficiaries...........29
SECTION 9.07.              Public Announcements..............................30
SECTION 9.08.              Entire Agreement; Exhibits........................30
SECTION 9.09.              Headings..........................................30

Exhibit A             Registration Rights
Exhibit B             Share Allocation
Exhibit C             Form of Indemnity Contract

                              INVESTMENT AGREEMENT


     INVESTMENT AGREEMENT ("Agreement"), dated as of January 12, 2001, among Datawatch Corporation, a Delaware corporation (the "Company"), WC Capital, LLC, a Delaware limited liability company ("WC"), and Carnegie Hill Associates, LLC, a Delaware limited liability company ("CHA" and, together with WC, the "Purchasers").

     WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of 1,875,000 shares of Common Stock upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, each of the Company and the Purchasers agrees as follows:


                                    ARTICLE 1

                                   DEFINITIONS


     SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Balance Sheet" means the audited consolidated balance sheet of the Company as of September 30, 2000.

     "Balance Sheet Date" means September 30, 2000.

     "beneficial ownership" and "beneficially own" shall be determined in accordance with Rules 13d-3 and 13d-5 under the 1934 Act.


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                                      -2-


     "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that
(i) is not an Employee Plan; (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates; and
(iii) covers any employee or former employee of the Company or any Subsidiary.

     "Closing Date" means the date of the Closing.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Common Stock of the Company, par value $.01 per share.

     "Common Stock Plan" means any present or future Employee Plan, employment agreement, restricted stock, stock option, stock purchase or dividend reinvestment plan or other similar type of plan or arrangement of the Company which provides for the issuance of equity securities or options or rights to purchase equity securities of the Company.

     "Convertible Securities" means any securities convertible into or exercisable or exchangeable for Voting Securities.

     "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA; (ii) is maintained, administered or contributed to by the Company or any of its Affiliates; and (iii) covers any employee or former employee of the Company or any Subsidiary.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA.

     "New Shares" means any newly issued shares of capital stock of the Company, including Common Stock and any class or series of preferred stock, whether authorized or not, and Rights to acquire shares of Common Stock or preferred stock.

     "Originally Issued Shares" means, with respect to any Purchaser and as of any time, the aggregate number of Shares issued to such Purchaser on the Closing Date.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Registration Rights Agreement" means the registration rights set forth in Exhibit A.

     "Rights" means any options, warrants, convertible or exchangeable securities or other rights, however denominated, to subscribe for, purchase or otherwise acquire any equity interest, including any Common Stock or preferred stock of any class or series, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or specified event or the satisfaction or happening of any other condition or contingency.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability of any Person for the payment of any amounts of the type described in clause (i) as a result of being a member of any affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of a Person for payments of such amounts was determined or taken into account with reference to the liability of any other Person for any period; and (iii) any liability of any Person for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

     "Voting Securities" means all securities of the Company entitled, in the ordinary course, to vote in the election of Directors of the Company.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

      Term                                                    Section
      ----                                                    -------
      Accredited Investor.................................    4.04
      Additional Shares...................................    7.03(c)
      Closing.............................................    2.02
      Company Securities..................................    3.05(b)
      Company 10-K........................................    3.07(a)
      Contract............................................    3.04
      Environmental Laws..................................    3.16(c)(ii)
      Intellectual Property...............................    3.18
      Notice..............................................    7.03(a)
      Purchase Price......................................    2.01
      Purchaser Nominee...................................    7.01(a)
      Returns.............................................    3.15
      SEC Reports.........................................    3.07(a)
      Shares..............................................    2.01
      Significant Agreements..............................    3.19
      Subsidiary Securities...............................    3.06(b)
      Transaction.........................................    7.03(b)

      Transaction Shares..................................    7.03(b)


                                    ARTICLE 2

                                PURCHASE AND SALE


     SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell and the Purchasers agree, severally and not jointly, to purchase from the Company, for an aggregate purchase price of $1,162,500 (the "Purchase Price"), an aggregate of 1,875,000 shares of Common Stock (the "Shares"). The number of Shares to be purchased at the Closing by each Purchaser, and the portion of the Purchase Price to be paid by each Purchaser, are set forth opposite such Purchaser's name on Exhibit B hereto.

     SECTION 2.02. Closing. The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005-1702, at 4:30 p.m., New York time, on January 12, 2001, or at such other time or place as the parties may agree. At the
Closing:

     (a) The Company shall deliver to each Purchaser one or more certificates for the Shares, registered in the name of such Purchaser and representing the number of the Shares to be purchased by such Purchaser; and

     (b) Each Purchaser shall deliver to the Company an amount equal to the number of the Shares to be purchased by such Purchaser at the Closing multiplied by $0.62 per share in immediately available funds by wire transfer to an account of the Company designated by the Company, by notice to each Purchaser, no later than two business days prior to the Closing.

     SECTION 2.03. Legending of Securities. All Shares to be issued to each Purchaser by the Company hereunder shall bear the following legend:

         "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or securities laws of any state and may not be offered, sold, transferred or otherwise disposed of except in compliance therewith."

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     Except as set forth in the Disclosure Schedule delivered by the Company to each of the Purchasers prior to the execution of this Agreement, (the "Disclosure Schedule") (each section or subsection of which qualifies the corresponding representation and warranty), the Company represents and warrants to each Purchaser as of the date hereof and as of the Closing Date that:

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to each Purchaser true and complete copies of the restated certificate of incorporation and by-laws of the Company as currently in effect.

     SECTION 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) the enforcement hereof may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity and the discretion of the court before which any proceeding therefor may be brought; and (ii) any rights to indemnity or contribution under hereunder or under the registration rights agreement may be limited by federal and state securities laws and public policy considerations.

     (b) The Shares, when issued and delivered to and paid for by each Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares is not subject to any pre-emptive or similar rights.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the 1934 Act; (ii) compliance with any applicable existing requirements of the Nasdaq Stock Market; and (iii) any action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement do not and will not (i) violate the certificate of incorporation or by-laws or any similar organizational document of the Company or any Subsidiary; (ii) assuming compliance with the matters referred to in
Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (iii) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (each, a "Contract") binding upon or held by the Company or any Subsidiary; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

     SECTION 3.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 9,426,274 shares were issued and outstanding as of January 10, 2001 (which amount does not include 32,052 shares held in treasury); (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued or outstanding as of January 10, 2001. All outstanding shares of Common Stock and any other class of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable.

     (b) Except as set forth in Section 3.05(a) above or Section 3.05(b) of the Disclosure Schedule, there are no outstanding (i) shares of capital stock or Voting Securities of the Company; (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or Voting Securities of the Company; or (iii) warrants, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, Voting Securities or securities convertible into or exercisable or exchangeable for capital stock or Voting Securities of the Company (the items in clauses 3.05(b)(i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.06. Subsidiaries. (a) Each Subsidiary (i) is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) is duly qualified to do business as a foreign corporation or other legal entity and, to the extent applicable, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or, to the extent applicable, in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation or organization are identified in Section 3.06(a) of the Disclosure Schedule.

     (b) Except as set forth in Section 3.06(b) of the Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests (other than such transfer restrictions as may exist under federal and state securities laws). Except as set forth in Section 3.06(b) of the Disclosure Schedule, there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary; or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exercisable or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and (ii) being referred to collectively as the "Subsidiary Securities").

     SECTION 3.07. SEC Filings. (a) The Company has delivered to each Purchaser
(i) the Company's annual report on Form 10-K for its fiscal year ended September 30, 2000 (the "Company 10-K"); and (ii) all of its other reports, statements, schedules and registration statements filed with the Commission since October 1, 2000 (the items in clauses 3.07(a)(i) and (ii) being referred to collectively as the "SEC Reports").

     (b) As of its filing date, or, if such SEC Report was amended, on the date of filing of such amendment, each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.08. Financial Statements. The audited consolidated balance sheets as of September 30, 1999 and 2000 and the related audited consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years ended September 30, 1998, 1999 and 2000 included in the Company 10-K fairly present, in all material respects and in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

     SECTION 3.09. Absence of Certain Changes. Except as set forth in Section
3.09 of the Disclosure Schedule, since the Balance Sheet Date, other than as disclosed, or provided for, in the Company 10-K or other SEC Report, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

     (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

     (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, except in the ordinary course of business consistent with past practices;

     (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in Subsidiaries made in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (h) any change in any method of accounting or application thereof by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

     (i) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement),
(B) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary or (C) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, other than in the ordinary course of business consistent with past practices; or

     (j) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or any Subsidiary.

     SECTION 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

     (a) liabilities disclosed or provided for in the Balance Sheet;

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material; and

     (c) liabilities under this Agreement.

     SECTION 3.11. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     SECTION 3.12. Compliance with Laws. Neither the Company nor any Subsidiary is in violation of or has violated any applicable law, rule or regulation, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.13. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.14. Employee Benefit Plans. (a) The Company has provided the Purchasers with a list identifying each Employee Plan and Benefit Arrangement.

     (b) No Employee Plan (i) constitutes a Multiemployer Plan; or (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither the Company nor any ERISA Affiliate of the Company maintains, contributes to or is required to contribute to or in the past has maintained, contributed to or been required to contribute to any plan subject to Title IV of ERISA.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code and has been so exempt since its creation. The Company has furnished to the Purchasers copies of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan. To the Company's knowledge, each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such Employee Plan or Benefit Arrangement, as applicable.

     (d) Except as disclosed in Section 3.14 of the Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or 280G of the Code.

     (e) Neither the Company nor any Subsidiary maintains or contributes to any Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee upon retirement or termination of employment, except as may be required by law.

     (f) Except as disclosed in writing to the Purchasers, since the Balance Sheet Date, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

     (g) Except as set forth in Section 3.14(g) of the Disclosure Schedule or disclosed in the Company's SEC Reports, neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract providing for annual future compensation of $100,000 or more with any officer, consultant, director or employee.

     SECTION 3.15. Taxes. Except as disclosed in the financial statements included in the Company 10-K (including the notes thereto) or as set forth in
Section 3.15 of the Disclosure Schedule or except in respect of Taxes, the liability for which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax returns, statements, reports and forms required to be filed with any Taxing Authority by or on behalf of the Company or any Subsidiary (collectively, the "Returns"), on or prior to the Closing Date, have been or will be filed when due in accordance with all applicable laws except where failure to so file would not subject the Company or any Subsidiary to liabilities or penalties; (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and each Subsidiary;
(iii) the Company and each Subsidiary has timely paid, withheld or made provision for all Taxes shown as due and payable on the Returns that have been filed; (iv) neither the Company nor any Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (v) neither the Company nor any Subsidiary (or any member of any affiliated or combined group of which the Company or any Subsidiary is or has been a member) has been granted any extension or waiver of the limitation period applicable to the assessment or collection of any Taxes payable by the Company or any Subsidiary which will remain in effect after the Closing Date; (vi) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any Subsidiary of which the Company is aware in respect of any Tax or assessment; and (vii) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet due.

     SECTION 3.16. Environmental Matters. (a) Except as set forth in the Company 10-K or other SEC Report:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

          (ii) the Company is in compliance with all Environmental Laws and has, and is in compliance with, all environmental permits, except where any noncompliance or failure to receive environmental permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

          (iii) to the Company's knowledge, there are no liabilities of, or relating to, the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary.

     (c) For purposes of this Section, the following terms shall have the meanings set forth below:

          (i) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary; and

          (ii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

     SECTION 3.17. Title to Properties. Each of the Company and the Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all Liens and defects except such as are set forth in Section 3.17 of the Disclosure Schedule or such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Any real property and facilities held under lease by any of the Company or the Subsidiaries are held by it under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

     SECTION 3.18. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and the Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and the Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of the Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or the Subsidiaries; and (iv) neither the Company nor any of the Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company or the Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or the Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Section, the term "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

     SECTION 3.19. Significant Agreements. Section 3.19 of the Disclosure Schedule sets forth a complete and correct list of (i) all Contracts applicable on the date of this Agreement to the Company or any of the Subsidiaries or any of their respective properties or assets and that are required to be filed as exhibits to the SEC Reports; (ii) all Contracts applicable to the Company or any of the Subsidiaries or any of their respective properties or assets and in effect as of the date of this Agreement that are reasonably expected to require the payment (whether by or to the Company or any of the Subsidiaries) of $1 million or more in the aggregate in any twelve-month period; and (iii) all in-licenses or Contracts in effect on the date of this Agreement calling for the purchase or other acquisition by the Company or any of the Subsidiaries of rights to products that generate or are reasonably expected to generate $1 million or more of annualized revenues (the Contracts described in clauses (i) through (iii) being collectively referred to herein as the "Significant Agreements"). The Company has heretofore made available to the Purchasers complete and correct copies of each of the Significant Agreements, each as amended or modified to the date hereof (including any waivers with respect thereto). Each of the Significant Agreements is in full force and effect and enforceable against the Company and the Subsidiaries, as applicable, and, to the knowledge of the Company, against the other party or parties thereto, in each case in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except in each case where the failure to be in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of the Subsidiaries has received any notice (written or oral) of cancellation or termination of, or expression or indication of any intention or desire to cancel or terminate, any of the Significant Agreements except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Significant Agreement is the subject of, or, to the knowledge of the Company, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, neither the Company nor any of the Subsidiaries has received any notice (written or oral), or otherwise has any knowledge, that any such Significant Agreement will not be, or is not likely to be, so renewed or that any such extension option will not be exercised except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There exists no event of default or occurrence, condition or act on the part of the Company or any of the Subsidiaries or, to the knowledge of the Company, the other party or parties to the Significant Agreements which constitutes or would constitute (with notice or lapse of time or both) a breach of or default under any of the Significant Agreements except in each case for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.20. Exemption from Registration. None of the Company, the Subsidiaries or any of their respective Affiliates has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the 1933 Act) that is or could be integrated with the sale of the Shares in a manner that would require the registration under the 1933 Act of the Shares; or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act. Assuming the accuracy of the representations and warranties of the Purchasers in Article 4, it is not necessary in connection with the offer, sale and delivery of the Shares to the Purchasers in the manner contemplated by this Agreement to register any of the Shares under the 1933 Act.


                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS


     Each Purchaser represents and warrants to the Company, severally as to itself and not jointly, as of the date hereof and as of the Closing Date that:

     SECTION 4.01. Organization. Such Purchaser is organized under the laws of the State of Delaware.

     SECTION 4.02. Power and Authorization. The execution, delivery and performance by such Purchaser of this Agreement are within the powers of such Purchaser and have been duly authorized by all necessary action on the part of such Purchaser. This Agreement constitutes a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms, except that (i) the enforcement hereof may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity and the discretion of the court before which any proceeding therefor may be brought; and (ii) any rights to indemnity or contribution under hereunder or under the registration rights agreement may be limited by federal and state securities laws and public policy considerations.

     SECTION 4.03. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission from such Purchaser or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.04. Purchase for Investment. Such Purchaser is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the 1933 Act.

     SECTION 4.05. Disclosure of Information. Each Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Each Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the sale of the Restricted Securities.

     SECTION 4.06. Restricted Securities. Each Purchaser understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, each Purchaser represents that it is familiar with Rule 144 under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.


                                    ARTICLE 5

                              CONDITIONS TO CLOSING


     SECTION 5.01. Conditions to the Obligations of the Purchasers. The obligations of each of the Purchasers to purchase and pay for the Shares shall, in its sole discretion, be subject to the satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by such Purchasers at or prior to the Closing):

     (a) On the Closing Date, the Purchasers shall have received the opinion, dated as of the Closing Date and addressed to the Purchasers, of Testa, Hurwitz & Thibeault, counsel for the Company, in form and substance satisfactory to counsel for the Purchasers, to the effect that:

          (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

          (ii) The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that
     (i) the enforcement hereof may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) general principles of equity and the discretion of the court before which any proceeding therefor may be brought; and (ii) any rights to indemnity or contribution under hereunder or under the registration rights agreement may be limited by federal and state securities laws and public policy considerations.

          (iii) The Shares, when issued and delivered to and paid for by each Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares is not subject to any pre-emptive or similar rights.

          (iv) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the 1934 Act; (ii) compliance with any applicable existing requirements of the Nasdaq Stock Market; and (iii) any action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

          (v) The execution, delivery and performance by the Company of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of the Company or any Subsidiary; (ii) (x) assuming compliance with any applicable requirements of the 1934 Act, (y) assuming compliance with any applicable existing requirements of the Nasdaq Stock Market and
     (z) except for any action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (iii) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under, any Contract binding upon or held by the Company or any Subsidiary; or (iv) result in the creation or imposition of any material Lien on any asset of the Company or any Subsidiary.

          (vi) No registration under the 1933 Act of the Shares is required in connection with the sale of the Shares to the Purchasers as contemplated by this Agreement assuming the accuracy of the Purchasers' representations in
     Article 4 and those of the Company contained in this Agreement regarding the absence of a general solicitation in connection with the sale of such Shares to the Purchasers.

     (b) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company's officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company shall have performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and subsequent to the Balance Sheet Date, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

     (c) The sale of the Shares hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

     (d) Subsequent to the Balance Sheet Date, none of the Company or any of the Subsidiaries shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

     (e) The Purchasers shall have received a certificate of the Company, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer, to the effect that:

          (i) The representations and warranties of the Company contained in this Agreement that are qualified by materiality or Material Adverse Effect are true and correct in all respects and the representations and warranties of the Company contained in this Agreement that are not so qualified are true and correct in all material respects, in each case on and as of the date hereof and on and as of the Closing Date, and the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

          (ii) At the Closing Date, since the date hereof or since the Balance Sheet Date, no event or development has occurred, and no information has become known, except as set forth in Section 3.09 of the Disclosure Schedule that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and

          (iii) The sale of the Shares hereunder has not been enjoined (temporarily or permanently).

     (f) The Company shall have obtained, with financially sound and reputable insurers, directors' and officers' liability insurance in the amount of coverage at least equal to $2,000,000. The Company shall have entered into indemnity contracts with each of the Purchaser Nominees substantially in the form of Exhibit C hereto.

     (g) Prior to the Closing Date, (i) trading in securities generally on either the New York Stock Exchange or the Nasdaq Stock Market shall not have been suspended or limited or minimum or maximum prices shall not have been generally established on such exchange or market, or additional material governmental restrictions, not in force on the date of this Agreement, shall not have been imposed upon trading in securities generally by such exchange or market or by order of the Commission or any court or other governmental authority; (ii) trading in the Common Stock shall not have been suspended by the Commission or the Nasdaq Stock Market; (iii) a general banking moratorium shall not have been declared by either federal or New York state authorities; or (iv) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the Unites States of a national emergency or war or other calamity or crisis shall not have occurred.

     On or before the Closing Date, the Purchasers and counsel for the Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company and the Subsidiaries as they shall have heretofore reasonably requested from the Company.

     All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Purchasers and counsel for the Purchasers.

     SECTION 5.02. Conditions to the Obligations of the Company. The obligations of the Company to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by the Company at or prior to the Closing):

     (a) The representations and warranties of Purchasers contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date.

     (b) The sale of the Shares hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.


                                    ARTICLE 6

                            COVENANTS OF THE COMPANY


     The Company agrees that:

     SECTION 6.01. Notices of Certain Events. Prior to the Closing, the Company shall promptly notify each Purchaser of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11.

     SECTION 6.02. Registration Rights. Each Purchaser shall have the Registration Rights set forth in Exhibit A.

     SECTION 6.03. Access to Book and Records. The Company agrees that, after Closing and for so long as a WC beneficially owns, directly or indirectly, at least 40% of the Originally Issued Shares, WC will have access on reasonable terms to the books, records and employees of the Company and the Subsidiaries and to the provision by the Company of all information reasonably requested by WC, subject to confidentiality obligations that at the time may be owed by the Company to third parties, to appropriate confidentiality arrangements and requirements of law.


                                    ARTICLE 7

                              ADDITIONAL COVENANTS


     SECTION 7.01. Board Representation; Committees. (a) The Company agrees that for so long as WC beneficially owns, directly or indirectly, at least 50% of the Originally Issued Shares, WC shall have the right to cause the Company to include, as nominees for the Company's Board of Directors recommended by the Board, two Directors (the "Purchaser Nominees").

     (b) At or prior to the Closing, the Company shall, if necessary, increase the size of the Board of Directors of the Company as determined pursuant to
Section 7.01(a) and shall elect as Directors of the Company (with a term expiring at the following annual meeting of the Company's stockholders) the Purchaser Nominees designated by WC. In connection with the annual meeting of stockholders of the Company next following such election, the Company shall nominate the Purchaser Nominees for election as Directors by the stockholders and use its best efforts to cause the Purchaser Nominees to be so elected and re-elected at each subsequent stockholder meeting at which Directors are elected for so long as WC shall have the rights set forth in Section 7.01(a).

     (c) For so long as WC shall have the rights set forth in Section 7.01(a), if a vacancy shall exist in the office of a Purchaser Nominee, WC shall be entitled to designate a successor and the Company shall elect such successor as a Director of the Company (with a term expiring at the following annual meeting of the Company's stockholders).

     (d) For so long as WC shall have the rights set forth in Section 7.01(a), at least one Purchaser Nominee shall be entitled to serve as a member of each committee (whether standing or special) of the Board of Directors of the Company and WC shall have the right to designate one Purchaser Nominee to serve as the Chairman of the Board of the Company; provided that such Purchaser Nominee is then serving as a Director of the Company.

     (e) For so long as WC shall have the rights set forth in Section 7.01(a), any Purchaser Nominee then serving as the Chairman of the Board of the Company shall be entitled to serve, in such capacity, as an executive officer of the Company with such duties as are related to the Company's strategic planning; provided that, unless otherwise determined by the Board of Directors of the Company, any such Purchaser Nominee serving as an executive officer of the Company shall not be entitled to receive any compensation in connection therewith; provided, further, that this Agreement shall not be deemed to be an employment contract between the Company and such Purchaser Nominee and nothing herein shall obligate such Purchaser Nominee to dedicate any defined portion of his business time and effort to the performance of the duties described herein. The Chief Executive Officer and President of the Company shall report directly to such Purchaser Nominee..

     SECTION 7.02. Reports. The Company agrees that, after the Closing and for so long as WC beneficially owns, directly or indirectly, at least 40% of the Originally Issued Shares, the Company will furnish to WC the following reports, subject, in the case of paragraphs (d), (e) and (g) below, to confidentiality obligations that at the time may be owed by the Company to third parties and appropriate confidentiality arrangements:

          (a) Within the applicable time period required under the 1934 Act, after the end of each fiscal year of the Company, the information required by Form 10-K (or any successor form thereto) under the 1934 Act with respect to such period (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that describes the consolidated financial position and results of operations of the Company), together with a report thereon by the Company's independent accountants.

          (b) Within the applicable time period required under the 1934 Act, after the end of each of the first three fiscal quarters of each fiscal year of the Company, the information required by Form 10-Q (or any successor form thereto) under the 1934 Act with respect to such period (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that describes the consolidated financial position and results of operations of the Company).

          (c) Any current report on Form 8-K (or any successor form thereto) required to filed under the 1934 Act.

          (d) As soon as practicable upon approval or adoption by the Company's Board of Directors, the Company's budget and operating plan (including projected balance sheets and profit and loss and cash flow statements), if any, for such fiscal year.

          (e) Simultaneously with the delivery thereof to any of the Company's lenders or other holders of the Company's indebtedness, such other financial and operating data of the Company and the Subsidiaries delivered to such lenders or holders.

          (f) Promptly after the same are filed with the SEC, copies of all reports, statements and other documents filed with the Commission pursuant to the 1933 Act or the 1934 Act.

          (g) Promptly after receipt thereof, a copy of any communication received by the Company from any holder of the Company's outstanding indebtedness notifying the Company that a default or event of default exists under the terms of the instrument or instruments governing such indebtedness.

     SECTION 7.03. Preemptive Rights. (a) Subject to the terms and conditions specified in this Section 7.03, the Company hereby grants to each Purchaser a right to purchase up to the number of Additional Shares (as defined below) in connection with any Transaction (as defined below) undertaken by the Company; provided, however, that the rights set forth in this Section 7.03 shall only apply to WC so long as WC holds at least five percent (5%) of the Originally Issued Shares and shall only apply to CHA so long as CHA holds at least twenty-five percent (25%) of the Originally Issued Shares.

     (b) Subject to the terms and conditions specified in this Section 7.03, each time the Company proposes to offer, sell or otherwise issue any New Shares in a public or private transaction (a "Transaction"), the Company shall deliver a notice (the "Notice") to each Purchaser stating (i) the Company's bona fide intention to undertake such Transaction,

(ii) the number of New Shares to be offered in the Transaction (the "Transaction Shares"), (iii) the number of Additional Shares up to which such Purchaser may elect to purchase in such Transaction (which would be added to the Transaction Shares) and (iv) the price and terms, if any, upon which it proposes to offer, sell or otherwise issue New Shares in the Transaction.

     (c) Within 7 days after receipt by such Purchaser of the Notice, such Purchaser may elect to purchase, at the price and on the terms specified in the Notice, up to the number of Additional Shares set forth in the Notice. The number of New Shares ("Additional Shares") that the Purchaser may elect to purchase and include in the Transaction shall be calculated as follows:

     Additional Shares       =  Transaction Shares --       Transaction Shares
                                ------------------
                                      1-- X%

     X% represents the percentage (stated as a decimal) of the outstanding shares of Common Stock then held by such Purchaser (assuming the conversion, exercise or exchange of all New Shares then held by such Purchaser and acquired pursuant to this Section 7.03).

     (d) In the event that the price or terms upon which the Company proposes to offer, sell or otherwise issue New Shares in the Transaction or the number of Transaction Shares to be included in such Transaction changes for any reason (other than including the Additional Shares) after the Notice is delivered to the Purchasers, the number of Additional Shares shall, with respect to a change in the number of Transaction Shares, be recalculated using the new number of Transaction Shares and, in any case, the Company shall promptly provide a revised Notice to each Purchaser reflecting any such recalculated Additional Shares and any change to such price or terms. If the Company proposes to offer, sell or issue any New Shares for consideration other than cash, each Purchaser may exercise the right set forth in this Section 7.03 and purchase Additional Shares for cash at a per share purchase price equal to (i)(A) the face amount of any cash received for such New Shares plus (B) the fair market value of the non-cash consideration expressly received for such New Shares, as reasonably determined by the Board of Directors of the Company in good faith, divided by
(ii) the number of Transaction Shares issued in such Transaction (excluding any Additional Shares).

     (e) The rights of the Purchasers set forth in this Section 7.03 shall not be applicable to (i) shares of Common Stock issued as a stock dividend to all holders of shares of Common Stock or upon any subdivision or combination of shares of Common Stock; (ii) securities issued for the acquisition by the Company of another entity or business by merger or such other transaction as would result in the ownership by the Company of not less than a majority of the voting power of the other entity or for the purchase of all the assets of an entity or business, (iii) shares of Common Stock or Rights that are sold by the Company pursuant to a bona fide public offering pursuant to a registration statement filed under the 1933 Act; (iv) shares of Common Stock or Rights issued pursuant to the Company's stock option plans in existence at the date of this Agreement or other such stock option plans as approved by the stockholders of the Company; (v) shares of Common Stock issued upon exercise of any Rights as to which the Purchasers shall have been afforded the opportunity to exercise their rights of first refusal pursuant to this Section 7.03; (vi) up to an aggregate of 70,000 shares of Common Stock or Rights issued to Silicon Valley Bank; and
(vii) up to aggregate of 50,000 shares of Common Stock or Rights issued to Russell Ryan.

     (f) The rights and obligations of the Purchasers under this Section 7.03 shall not be assignable, except that the right to purchase any Additional Shares may be assigned by each Purchaser to any of its Affiliates that agrees in writing to be bound by the provisions of this Section 7.03.

     SECTION 7.04. Fees and Expenses. (a) The Company shall be responsible for the payment of all expenses incurred by the Company in connection with the transactions contemplated by this Agreement, regardless of whether such transactions are consummated, including, without limitation, all fees and expenses of the Company's legal counsel, all third-party consultants engaged by the Company to assist in such transactions and all fees and expenses incurred in connection with any filings to be made with any governmental agency. The Company also agrees to reimburse the Purchasers for all out-of-pocket expenses reasonably incurred by the Purchasers in connection with the transactions contemplated by this Agreement, including, without limitation, all fees and expenses of the Purchasers' legal counsel, financial advisors, accountants and all third-party consultants engaged by the Purchasers to assist in such transactions and all fees and expenses, including fees and expenses of legal counsel, incurred in connection with enforcing the provisions of, and collecting amounts payable pursuant to, this Agreement; provided that the aggregate amount of such expenses shall not exceed $30,000. Such reimbursements shall be due to the Purchasers at the Closing, or promptly following any earlier termination of this Agreement for any reason or, in the case of fees and expenses incurred thereafter, promptly upon demand therefor.

     (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts.

     SECTION 7.05. Use of Proceeds. The Company shall use the proceeds from the sale of the Shares for general corporate purposes.

                                    ARTICLE 8

                                   TERMINATION


     SECTION 8.01. Grounds for Termination. This Agreement may be terminated at any time by mutual written agreement of the Company and each Purchaser.

     SECTION 8.02. Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all damage, loss or expense incurred or suffered by the other party or parties as a result of such failure or breach. The provisions of Sections 9.02 shall survive any termination hereof pursuant to Section 8.01. The provisions of Section 6.02 and the Registration Rights shall survive any termination of this Agreement subsequent to the Closing.


                                    ARTICLE 9

                                  MISCELLANEOUS


     SECTION 9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt; or (ii) on the first business day following the date of dispatch if delivered by an internationally recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                  if to WC, to:

                  WC Capital, LLC
                  116 East Saddle River Road
                  Saddle River, NJ 07458
                  Attention:  James Wood
                  Fax:  (201) 236-1901
                  with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, NY  10005-1702
                  Attention:  Christopher T. Cox, Esq.
                  Fax:  (212) 269-5420

                  if to CHA, to:

                  Carnegie Hill Associates, LLC
                  40 East 94th Street
                  Apt. No. 18D
                  New York, NY 10128
                  Attention:  Richard de J. Osborne
                  Fax:  (212) 423-5780

                  with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, NY  10005-1702
                  Attention:  Christopher T. Cox, Esq.
                  Fax:  (212) 269-5420

                  if to the Company, to:

                  Datawatch Corporation
                  175 Cabot Street
                  Suite 503
                  Lowell, MA  01854
                  Attention:  Bruce R. Gardner
                  Fax:  (978) 441-1114
                  with a copy to:

                  Testa, Hurwitz & Thibeault
                  Exchange Place
                  53 State Street
                  Boston, MA  02109
                  Attention:  William B. Simmons, Jr., Esq.
                  Fax:  (617) 790-0257

     SECTION 9.02. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until twelve months after the Closing Date.

     SECTION 9.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that except as expressly provided herein no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     SECTION 9.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     SECTION 9.06. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.07. Public Announcements. The Company and each Purchaser shall agree on the form and content of any public announcements which shall be made concerning this Agreement or the transactions contemplated hereby, and neither the Company nor any Purchaser shall make any such public announcement without the consent of the other, except with respect to any public announcement or other public disclosure, to the extent either party determines, in good faith and with the advice of counsel, such announcement or disclosure is required by law or the rules or regulations of any exchange or market on which such party's securities are listed or to avoid undue risk that the transactions contemplated hereby will be enjoined or that such party, its officers, directors or representatives will be liable for damages as a result thereof.

     SECTION 9.08. Entire Agreement; Exhibits. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. All exhibits hereto constitute part of this Agreement and are expressly incorporated herein.

     SECTION 9.09. Headings. The headings and the table of contents appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              DATAWATCH CORPORATION


                              By:
                                     -------------------------------------------
                                     Name:         Bruce R. Gardner
                                     Title:        Chief Executive
                                                       Officer


                              WC CAPITAL, LLC



                              By:
                                     -------------------------------------------
                                     Name:         James Wood
                                     Title:        Managing Principal


                              CARNEGIE HILL ASSOCIATES, LLC



                              By:
                                     -------------------------------------------
                                     Name:         Richard de J. Osborne
                                     Title:        Managing Principal